Video City Sells All of its Remaining Stores

BAKERSFIELD, California, November 18, 2003 – On November 18, 2003, Video City, Inc. (OTC: VDCY) announced the sale of all of Video City’s 14 remaining retail video stores.  Video City sold 12 of its retail video stores to M.G. Midwest, Inc., a wholly owned subsidiary of Movie Gallery, Inc. (Nasdaq: MOVI).

In addition, Timothy L. Ford, Rudolph R. Patino, and Robert Y. Lee resigned as the Chief Executive Officer, Chief Financial Officer and director, and Chairman of the board respectively of Video City.  Video City sold one of the stores located in Ventura, California to an entity controlled by Mr. Ford.  Video City closed the other Ventura, California store and sold the inventory for such store.  The transaction between Video City and the entity controlled by Mr. Ford took place as a result of arm’s length negotiations between Video City and such entity.

Video City has moved its principal executive offices to 5060 California Avenue, Suite 401, Bakersfield, CA, 93309.  The Company’s phone number was changed to (661) 843-5553.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

     This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the company’s plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:  the company’s future plans for its business, if any; the availability of financing and capital resources; the company’s ability to achieve value from its remaining assets; the company’s ability to manage its financial and other obligations and liabilities; and other factors discussed herein and in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003.